UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 2, 2021

Albertsons Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39350	47-4376911
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkcenter Blvd.
Boise, Idaho 83706
(Address of principal executive office and zip code)
(208) 395-6200
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	ACI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers.

On April 2, 2021, Leonard Laufer resigned from the Board of Directors (the "Board") of Albertsons Companies, Inc. (the "Company") and the Technology Committee of the Board. Mr. Laufer also resigned as Co-Chair of the Board and of the Technology Committee of the Board. Mr. Laufer’s resignation was not the result of any disagreement between Mr. Laufer and the Company, its management, the Board or any committee thereof, or with respect to any matter relating to the Company’s operations, policies or practices.

On April 2, 2021, Chan Galbato was appointed to the Board, effective immediately, with a term that expires at the Company’s 2021 annual meeting of stockholders or until his successor is duly elected and qualified. Mr. Galbato was also appointed Co-Chair of the Board. Mr. Galbato is expected to enter into an indemnification agreement with the Company, on substantially the same terms contained in the Company’s standard form previously filed with the Securities and Exchange Commission (the "SEC"), which provides for indemnification of the indemnitee to the fullest extent permitted by Delaware law.

Mr. Galbato is the Chief Executive Officer of Cerberus Operations. He oversees the platform's operating executives and functional experts to integrate operating expertise within Cerberus' portfolio companies and investment strategies. He serves on the Board of Directors of various Cerberus portfolio companies, including Electrical Components International, FirstKey Homes and Staples Solutions. He also is a Board member for Blue Bird, a former Cerberus portfolio company where he previously served as Chairman, and AutoWeb. Mr. Galbato held Board memberships for prior Cerberus investments, including Chairman of Avon Products, Chairman of YP, Chairman of North American Bus Industries, Chairman of Guilford Mills, Director of New Avon, Director of Tower International and Director of DynCorp International. Separately, he served as the Lead Director for Brady, a publicly-traded manufacturing company. Prior to joining Cerberus in 2009, Mr. Galbato was President and Chief Executive Officer of the Controls Division of Invensys plc and separately, was the President of Services at The Home Depot. Mr. Galbato also held the position of President and Chief Executive Officer of Armstrong Floor Products and prior to that, was the Chief Executive Officer of Choice Parts. He spent 14 years with General Electric, holding several operating and GE Finance leadership positions within their various industrial divisions as well as holding the role of President and Chief Executive Officer of Coregis, a GE Capital company. Before beginning his corporate career, he played professional baseball with the Montreal Expos in their minor league system. Mr. Galbato graduated from the State University of New York and received an M.B.A. from the University of Chicago. Mr. Galbato is an experienced business leader who provides our board with valuable insights into competitive strategy and organizational effectiveness.

Affiliates of Cerberus maintain an ownership position in the Company, holding 151,818,680 shares of Series A common stock of the Company. Mr. Galbato was appointed to the Board pursuant to Cerberus' director designation right pursuant to and as set forth in Section 2.01 of that certain Stockholders' Agreement, dated as of June 25, 2020, by and among the Company and the stockholders named therein. Mr. Galbato is not party to any transaction with the Company that would require disclosure under Item 404(a) of the SEC’s Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Albertsons Companies, Inc.
(Registrant)

April 5, 2021	By:	/s/ Juliette W. Pryor
	Name:	Juliette W. Pryor
	Title:	Executive Vice President, General Counsel and Secretary